77.0-1

                  Securities Purchase in Underwriting Involving
      Transactions with Donaldson, Lufkin & Jenrette Securities Corporation
         Subject to Rule 10f-3 Under the Investment Company Act of 1940


                        10f-3 Transactions for the Period
                    November 1, 1994 through October 31, 1994


                                          Total                      Shares
             Date     Shares    Price/    Shares                      Held
Security    Purch.    Purch.    Share     Issued    Broker          10/31/95
--------    ------    ------    ------    ------    ------          --------

Thompson   09/28/95   62,400    $16.00  3,000,000   Smith Barney      62,400
PBE Inc.                                            William Blair
                                                    PaineWebber